Exhibit 99.1

CONTACT:	SanDisk Corporation
Michael Gray, Chief Financial Officer,
Senior Vice President Finance and Administration
(408) 542-0585

SANDISK ANNOUNCES THIRD QUARTER 2002 EARNINGS

Continuing Growth In Global Retail Sales

SUNNYVALE, CA, October 16, 2002 . . . SanDisk Corporation (NASDAQ:SNDK), the world’s largest supplier of flash memory data storage products, today announced results for its third quarter ended September 30, 2002. Total third quarter revenues were $141.1 million, compared to $127.7 million in the second quarter of 2002. Product revenues were $132.0 million, up 14% from the prior quarter. Third quarter revenues from licenses and royalties were $9.1 million, down from $12.0 million in the prior quarter. Third quarter net income was $11.3 million, or $0.16 per diluted share compared to the second quarter of $9.0 million, or $0.13 per diluted share. The third quarter effective tax rate was 39%, compared to 17% in the second quarter of 2002 and includes foreign withholding taxes on license payments received.

Product gross margin for the third quarter was 34% compared to 27% in the second quarter of 2002. Average selling price per megabyte was relatively unchanged from the second quarter. Third quarter total units sold increased 2% and megabytes sold increased 12% compared to the previous quarter.

Total third quarter revenues increased 114% from $65.9 million in the third quarter of 2001. Product revenues increased 130% from $57.3 million in the same period of the prior year. Revenues from licenses and royalties increased $0.5 million from $8.6 million in the third quarter of 2001. The third quarter 2002 net income of $11.3 million compares to a net loss of $170.5 million, or negative $2.50 per diluted share in the third quarter of 2001.

“We are pleased with the solid performance and our financial results in the third quarter,” said Dr. Eli Harari, President and CEO of SanDisk. “Retail revenues grew sequentially by 19% reflecting increased sales in all geographic regions. Major contributions came from strong sales of Secure Digital (SD) cards and Cruzer, both relatively new products commanding higher gross margins. Sales to OEM customers increased slightly over the prior quarter. New bookings during the traditionally slow summer quarter were 11% lower than bookings in the second quarter.

“Product gross margin improved to 34%, attributable to stable pricing conditions, lower product costs due primarily to a higher mix of the more cost effective MLC (Multi Level Cell) flash and the sale of $3.0 million of NOR flash inventory that was previously written off, which represented 2% of product gross margin contribution. Expense control remained good in all areas.

“During the quarter, we concluded important licensing and supply agreements with Samsung which resolved the costly litigation between us and established the framework for a productive relationship with Samsung in future years. In parallel, our FlashVision joint venture with Toshiba is on schedule to ramp up NAND flash production to meet the anticipated growth in demand for our products in future quarters. Early in October, we also announced with Toshiba our .09 micron (90 nanometer) next generation NAND flash joint development program. The 90 nanometer NAND flash is planned to deliver a lower cost, higher capacity successor in 2004 to the .13 micron NAND technology which is starting production at FlashVision in the current fourth quarter.

“Turning to the near term outlook, in recent years the fourth quarter has been our strongest quarter, driven primarily by retail sales in the traditionally strong year-end holiday sales season. We expect the same trend in the current fourth quarter. Similar to our experience last year in the same period, we anticipate that the majority of fourth quarter retail bookings and sales will occur in the second half of the quarter. Projected revenues for the fourth quarter will be driven primarily by consumer confidence, which frankly is difficult to gauge given the current political and economic market uncertainties. Income from licenses and royalties is expected to be approximately $10 million in the fourth quarter. Product gross margins are expected to be approximately 30% due to the anticipated increased availability of flash memory leading to declining average selling prices in the fourth quarter, partially offset by continuing cost reductions. Longer term, we believe that the flash markets that we address will continue to grow steadily in 2003, and we are determined to maintain the market leadership position that we have established over the past several years.”

This news release contains certain forward-looking statements including our expectations for future product revenues and bookings, earnings and profitability, product demand, average selling prices, and gross margins that are based on our current expectations and involve numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate and may significantly and adversely affect our business, financial condition and results of operations. Risks that may cause these forward-looking statements to be inaccurate include among others: future average selling price erosion due to excess industry capacity and extreme price competition; increased expenses and fluctuations in operating results and yields related to the startup of flash memory wafer production for FlashVision at the Yokkaichi facility in Japan; potential delays in starting up production of NAND flash memory wafers at the FlashVision joint venture at Yokkaichi which may reduce our available supply of flash memory and cause us to not be able to meet customer demand for our flash products; our increased exposure to interruption of supply due to our increased dependence on a principal source at Yokkaichi for our supply of NAND flash memory; the current global economic conditions in general and in our markets in particular; the timely development, internal qualification and customer acceptance of new products based on the 1 Gigabit NAND MLC .16 and .13 micron flash chips that SanDisk is obligated to purchase from FlashVision; fluctuations in royalty revenues due to industry wide changes in demand for flash memory products which impact royalty bearing sales of our licensees; the timely introduction and acceptance of new consumer products that incorporate our flash storage devices; slower than expected growth in the emerging markets for our products which may result in reduced sales and increased inventory; successful management of assembly operations in China and Taiwan; the unknown economic impact of terrorist attacks and the military response thereto, or a war with Iraq; seasonality of product sales; market acceptance of our Secure Digital, Cruzer, Memory Stick and Ultra CompactFlash card products; our ability to prevail in patent litigation proceedings; and the other risks detailed from time to time in our Securities and Exchange Commission filings and reports, including, but not limited to, our Forms 10Q for the quarters ended June 30, 2002 and March 31, 2002 and the Annual Report on Form 10-K/A for the year ended December 31, 2001. Future results may differ materially from those previously reported. We assume no obligation to update the information contained in this release.

SanDisk Corporation, the world’s largest supplier of flash data storage products, designs, manufactures and markets industry-standard, solid-state data, digital imaging and audio storage products using its patented, high density flash memory and controller technology. SanDisk is based in Sunnyvale, CA.

SanDisk’s third quarter 2002 conference call is scheduled for 2:00 p.m. PDT, Wednesday, October 16th. The phone number is (800) 500-0311. The conference call is being webcast by CCBN and can be accessed at SanDisk’s website at www.sandisk.com/IR and at www.streetevents.com for institutional investors. The webcast will be available through Wednesday, October 30, 2002. The call will also be available by replay after 6:00 p.m. PDT through Sunday, October 20, 2002, by dialing (888) 203-1112 and entering the pass code 480508.

SanDisk’s web site/home page address: http://www.sandisk.com

CompactFlash and CF are trademarks of SanDisk Corporation.

SanDisk Corporation
Condensed Consolidated Statement of Operations
(In thousands, except per share data, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
Revenues:
Product	$132,050	$57,305	$334,186	$233,503
License and royalty	9,078	8,582	27,259	40,859

Total revenue	141,128	65,887	361,445	274,362

Cost of product sales	86,787	89,426	252,570	314,958

Gross profit (loss)	54,341	(23,539)	108,875	(40,596)

Operating expenses:
Research and development	14,026	14,660	45,849	45,231
Sales and marketing	10,742	10,664	28,607	31,415
General and administrative	7,661	4,000	18,918	12,574
Restructuring	—	8,510	—	8,510

Total operating expenses	32,429	37,834	93,374	97,730

Operating profit (loss)	21,912	(61,373)	15,501	(138,326)

Equity in income (loss) of joint ventures	(963)	794	284	1,301
Interest income	2,054	2,616	6,551	9,770
Interest expense	(1,744)	—	(5,107)	—
Loss in investment in foundries	(1,201)	(116,370)	(1,201)	(296,351)
Loss in equity investment	(900)	—	(900)	—
Other expense, net	(639)	(514)	(2,622)	(2,516)

Income (loss) before taxes	18,519	(174,847)	12,506	(426,122)

Provision for (benefit from) income taxes	7,195	(4,371)	(4,124)	(102,550)

Net income (loss)	$11,324	$(170,476)	$16,630	$(323,572)

Net income (loss) per share
Basic	$0.16	$(2.50)	$0.24	$(4.75)
Diluted	$0.16	$(2.50)	$0.23	$(4.75)
Shares used in computing net income (loss) per share
Basic	68,854	68,289	68,721	68,064
Diluted	79,003	68,289	70,948	68,064

SanDisk Corporation
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2002	December 31, 2001 *
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$311,287	$189,499
Short-term investments	121,252	105,501
Investment in foundries	116,372	105,364
Accounts receivable, net	67,087	45,223
Inventories	79,097	55,968
Tax refund receivable	28,957	28,473
Prepaid expenses and other current assets	13,384	12,129

Total current assets	737,436	542,157
Restricted cash and cash equivalents	—	64,734
Property and equipment, net	32,356	33,730
Investment in foundries	24,053	41,380
Restricted investment in UMC	—	64,734
Investment in FlashVision	143,453	153,168
Deferred tax asset	12,064	18,842
Deposits and other non-current assets	13,830	13,603

Total Assets	$963,192	$932,348

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$33,666	$19,938
Accounts payable to related parties	31,260	24,008
Accrued payroll and related expenses	4,370	5,279
Income taxes payable	9,991	7,361
Deferred tax liability	12,064	18,842
Research & development liability, related party	13,121	15,256
Other accrued liabilities	27,475	20,571
Deferred income on shipments to distributors and retailers and deferred revenue	44,673	15,806

Total current liabilities	176,620	127,061
Convertible subordinated notes payable	150,000	125,000
Deferred taxes and other liabilities	7,789	4,908
Deferred revenue	20,982	—

Total Liabilities	355,391	256,969

Stockholders’ Equity:
Common stock	584,680	580,431
Retained earnings	65,155	48,525
Accumulated other comprehensive income	(42,034)	46,423

Total stockholders’ equity	607,801	675,379

Total Liabilities and Stockholders’ Equity	$963,192	$932,348

*	Information derived from the audited Consolidated Financial Statements.